Exhibit 99.1

Quintiles Reports Fourth Quarter 2013 Results

  $1.0 billion of service revenues in the fourth quarter; First billion dollar service revenue quarter in Quintiles’ history
  Net new business wins of $1.3 billion representing a book-to-bill ratio of 1.29
  Fourth quarter diluted adjusted EPS increased 41% to $0.58 and adjusted net income increased 58% to $76.5 million compared to the fourth quarter of 2012
  Fourth quarter GAAP reported diluted EPS increased 83% to $0.55 and GAAP reported net income increased 109% to $73.0 million compared to the fourth quarter of 2012
  Full year 2014 diluted adjusted EPS guidance of $2.33 - $2.46 per share representing growth of 11% to 17%

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 13, 2014--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the fourth quarter ended December 31, 2013.

For the three months ended December 31, 2013, the Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency service revenue growth”), increased 7.7%, or $72.5 million compared to the same period last year. At actual foreign exchange rates, service revenues grew $58.1 million to $1.0 billion, representing growth of 6.2% compared to the same period last year including an unfavorable foreign currency impact of 1.5%, or $14.4 million. Constant currency service revenue growth resulted from growth in the Product Development segment including the acquisition of Novella Clinical completed in September 2013, partially offset by a decrease in the Integrated Healthcare Services segment.

Adjusted income from operations was $129.2 million in the fourth quarter of 2013, representing growth of 12.8% compared to the prior year. The adjusted income from operations margin was 12.9%, representing 80 basis points of expansion compared to the same period last year. Adjusted net income was $76.5 million in the fourth quarter of 2013, representing growth of 58.2% compared to the same period last year. Diluted adjusted earnings per share was $0.58 in the fourth quarter ended December 31, 2013, representing growth of 41.5% compared to the same period last year. Reported GAAP income from operations was $127.0 million, reported GAAP net income was $73.0 million and reported GAAP diluted earnings per share was $0.55 for the three months ended December 31, 2013. Reconciliations of the non-GAAP measures, including adjusted income from operations, adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are attached to this press release.

For the year ended December 31, 2013, the Company’s constant currency service revenue growth was 5.1% or $186.6 million compared to 2012. At actual foreign exchange rates, the Company’s service revenues grew 3.1% compared to 2012 to $3.8 billion, including an unfavorable foreign currency impact of 2.0% or $70.6 million. Adjusted income from operations for the year ended December 31, 2013 was $504.1 million, representing growth of 13.2% and 110 basis points of margin expansion compared to the same period last year. Adjusted net income was $268.9 million for the year ended December 31, 2013, representing growth of 28.7% compared to the same period last year. Diluted adjusted earnings per share was $2.10 for the year ended December 31, 2013, representing growth of 18.6% compared to the same period last year. Reported GAAP income from operations was $462.3 million, reported GAAP net income was $226.6 million and reported GAAP diluted earnings per share was $1.77 for the year ended December 31, 2013.

Net new business of $1.3 billion and $4.9 billion was recorded for the quarter and twelve months ended December 31, 2013, respectively, representing a book-to-bill ratio of 1.29 for both the fourth quarter and year ended December 31, 2013. This net new business contributed to an ending backlog of $9.9 billion on December 31, 2013.

“We enter 2014 positioned for growth with our strong 2013 performance,” said Tom Pike, chief executive officer. “2013 was a year of entry into the public markets punctuated by the strength of our leadership, customer relationships, deepening scientific and therapeutic expertise, and enhanced data and analytics capabilities, all coupled with predictable service delivery. We made progress on our growth strategy, concluding 2013 with another strong quarter in net new business generating a book-to-bill ratio of 1.29 for the full year. In addition, we expanded our best in industry income from operations margins and grew our full year diluted adjusted earnings per share by 18.6%, compared to the prior year. All of these achievements are enabled by the talented and dedicated team of professionals working at Quintiles.

“We continue to see strong demand across all clinical phases of the pipeline with a greater interest in end-to-end integrated solutions underpinned with data analytics. We are well positioned entering 2014 with the largest backlog in the industry at $9.9 billion dollars which will fuel 2014 constant currency service revenue and earnings growth. We have one foot in today focused on delivery and another foot in tomorrow focused on redefining our industry with innovations and valued solutions that we believe will contribute to improving the healthcare landscape.”

The Product Development segment net new business totaled $964.0 million in the current quarter and $3.8 billion for the twelve months ended December 31, 2013 which translates into a book-to-bill ratio of 1.24 for the fourth quarter and 1.29 for the year ended December 31, 2013. Product Development’s constant currency service revenue growth was 10.7%, or $75.1 million during the fourth quarter of 2013 compared to the same period last year. At actual foreign exchange rates, Product Development’s service revenues grew 10.2% compared to the same period last year to $775.0 million. The constant currency service revenue growth resulted from a volume-related increase in core clinical services and global labs and the acquisition of Novella in 2013, partially offset by the continuing wind down of two large projects. Product Development’s income from operations margin was 19.7% for the fourth quarter, representing an improvement of 190 basis points compared to the same period last year.

The Integrated Healthcare Services segment net new business totaled $335.0 million in the current quarter and $1.1 billion for the year ended December 31, 2013 which translates into a book-to-bill ratio of 1.47 for the fourth quarter and 1.27 for the year ended December 31, 2013. On a constant currency basis, Integrated Healthcare Services’ service revenues declined 1.1% or $2.6 million during the fourth quarter of 2013 compared to the same period last year primarily due to lower new business won in the first half of 2013, negative scope modifications and cancellations. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues declined 5.7%, or $13.9 million, compared to the same period last year to $228.9 million of which $11.3 million or 4.6% was due to unfavorable foreign currency fluctuations. Integrated Healthcare Services’ income from operations margin was 5.1% for the fourth quarter.

General corporate and unallocated expenses were $35.4 million during the fourth quarter compared to $37.5 million for the same period last year and $128.0 million for the full year ended December 31, 2013 compared to $123.3 million for the same period in 2012.

Interest expense was $26.8 million during the fourth quarter compared to $38.4 million for the same period last year and $123.5 million for the full year ended December 31, 2013 compared to $134.4 million for the same period in 2012.

The GAAP effective income tax rate was 27.5% for the fourth quarter of 2013 compared to 36.3% for the same period in 2012 and 29.7% for the full year ended December 31, 2013 compared to 34.9% for 2012. The effective income tax rates for the three and twelve months ended December 31, 2013 were positively impacted by the Company’s change in income tax accounting as a result of its change in assertion that the undistributed earnings of most of the Company’s foreign subsidiaries are indefinitely reinvested outside of the United States.

Recent Events

The Company repurchased approximately 153,200 shares of its common stock and 2.0 million vested in-the-money employee stock options under the equity repurchase program approved in October 2013 for an aggregate purchase price of $65.5 million. As of December 31, 2013, $59.5 million of authorization remains available under the repurchase program.

Financial Guidance

For 2014, the Company expects to achieve service revenues between $4.09 billion and $4.15 billion, representing a constant currency growth range of 7.4% to 9.0%, and diluted adjusted earnings per share of $2.33 to $2.46 per share, representing growth of 11.0% to 17.1% with diluted GAAP earnings per share between $2.26 and $2.40 per share, and an annual effective income tax rate estimated at approximately 30%. This financial guidance assumes the first of January foreign currency exchange rates, but does not reflect the potential impact of future equity repurchases.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EST today to discuss its fourth quarter 2013 financial results. To participate, please dial +1 (855) 484-7367 or +1 (631) 259-7541 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible, live via webcast, on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EST today.

About Quintiles

Quintiles (NYSE: Q) is the world’s largest provider of biopharmaceutical development and commercial outsourcing services with a network of approximately 28,000 employees conducting business in approximately 100 countries. We have helped develop or commercialize all of the top-50 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including that most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may under price contracts or overrun its cost estimates; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the market for the Company’s services may not grow as the Company expects; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of foreign laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; the Company may be unable to successfully develop and market new services or enter new markets; government regulators or customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulations affecting the Company’s business; the Company’s failure to perform services in accordance with contractual requirements, regulatory standards and ethical considerations may subject it to significant costs or liability, damage its reputation and cause it to lose existing business or not receive new business; the Company’s services are related to treatment of human patients, and it could face liability if a patient is harmed; exchange rate fluctuations may affect the Company’s results of operations and financial condition; the Company’s effective income tax rate may fluctuate, which may adversely affect our operations, earnings and earnings per share; the Company may be unable to successfully identify, acquire and integrate existing businesses, services and technologies; and the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” section in the final prospectus dated May 8, 2013 filed with the Securities and Exchange Commission relating to the Company’s initial public offering and the Company’s other filings with the Securities and Exchange Commission. Unless legally required, the Company undertakes no obligation to update any forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted earnings per share, each of which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of the Company’s business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. These non-GAAP measures are performance measures only and are not measures of the Company’s cash flows or liquidity, nor are they alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors and potential investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the 'Investors' section of the Company’s website at www.Quintiles.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

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QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Service revenues	$1,003,940	$945,761	$3,808,340	$3,692,298
Reimbursed expenses	375,245	332,827	1,291,205	1,173,215
Total revenues	1,379,185	1,278,588	5,099,545	4,865,513

Costs, expenses and other:
Costs of revenue, service costs	641,957	628,476	2,471,426	2,459,367
Costs of revenue, reimbursed expenses	375,245	332,827	1,291,205	1,173,215
Selling, general and administrative	232,797	215,636	860,510	817,755
Restructuring costs	2,174	7,222	14,071	18,741
Income from operations	127,012	94,427	462,333	396,435

Interest income	(1,581)	(1,472)	(3,937)	(3,067)
Interest expense	26,826	38,383	123,508	134,371
Loss on extinguishment of debt	3,288	1,275	19,831	1,275
Other (income) expense, net	(1,563)	1,156	(185)	(3,572)
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	100,042	55,085	323,116	267,428
Income tax expense	27,558	20,013	95,965	93,364
Income before equity in earnings (losses) of unconsolidated affiliates	72,484	35,072	227,151	174,064
Equity in earnings (losses) of unconsolidated affiliates	450	(236)	(1,124)	2,567
Net income	72,934	34,836	226,027	176,631
Net loss attributable to noncontrolling interests	62	138	564	915
Net income attributable to Quintiles Transnational Holdings Inc.	$72,996	$34,974	$226,591	$177,546

Earnings per share attributable to common shareholders:
Basic	$0.57	$0.30	$1.83	$1.53
Diluted	$0.55	$0.30	$1.77	$1.51

Weighted average common shares outstanding:
Basic	129,187	115,672	124,147	115,710
Diluted	132,861	118,150	127,862	117,796

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$778,143	$567,728
Restricted cash	2,712	2,822
Trade accounts receivable and unbilled services, net	924,205	745,373
Prepaid expenses	42,801	33,354
Deferred income taxes	92,115	69,038
Income taxes receivable	16,171	17,597
Other current assets and receivables	89,541	74,082
Total current assets	1,945,688	1,509,994

Property and equipment, net	199,578	193,999
Investments in debt, equity and other securities	40,349	35,951
Investments in and advances to unconsolidated affiliates	22,927	19,148
Goodwill	409,626	302,429
Other identifiable intangibles, net	298,054	272,813
Deferred income taxes	32,864	37,313
Deposits and other assets	117,711	127,506
Total assets	$3,066,797	$2,499,153

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$100,616	$84,712
Accrued expenses	761,189	658,119
Unearned income	538,585	456,587
Income taxes payable	35,778	9,639
Current portion of long-term debt and obligations held under capital leases	10,433	55,710
Other current liabilities	35,646	44,230
Total current liabilities	1,482,247	1,308,997

Long-term debt and obligations held under capital leases, less current portion	2,035,586	2,366,268
Deferred income taxes	37,541	11,616
Other liabilities	178,908	171,316
Total liabilities	3,734,282	3,858,197
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital, 300,000 and 150,000 shares authorized at December 31, 2013 and 2012, respectively, $0.01 par value, 129,652 and 115,764 shares issued and outstanding at December 31, 2013 and 2012, respectively	478,144	4,554
Accumulated deficit	(1,145,181)	(1,371,772)
Accumulated other comprehensive (loss) income	(376)	7,695
Deficit attributable to Quintiles Transnational Holdings Inc.’s shareholders	(667,413)	(1,359,523)
Equity attributable to noncontrolling interests	(72)	479
Total shareholders’ deficit	(667,485)	(1,359,044)
Total liabilities and shareholders’ deficit	$3,066,797	$2,499,153

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended December 31,
	2013	2012
Operating activities:
Net income	$226,027	$176,631

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	107,504	98,288
Amortization of debt issuance costs and discount	21,825	9,237
Share-based compensation	22,826	25,926
Gain on disposals of property and equipment, net	(1,153)	(541)
Loss (earnings) from unconsolidated affiliates	1,004	(2,499)
(Benefit from) provision for deferred income taxes	(24,236)	16,595
Excess income tax benefits on stock option exercises and repurchases	(16,204)	(465)
Change in operating assets and liabilities:
Accounts receivable and unbilled services	(151,681)	(60,255)
Prepaid expenses and other assets	(18,759)	(26,943)
Accounts payable and accrued expenses	107,047	58,345
Unearned income	71,852	54,502
Income taxes payable and other liabilities	51,318	(13,120)
Net cash provided by operating activities	397,370	335,701

Investing activities:
Acquisition of property, equipment and software	(92,346)	(71,336)
Acquisition of businesses, net of cash acquired	(144,970)	(43,197)
Proceeds from disposition of property and equipment	2,021	2,729
Purchase of equity securities	—	(13,204)
Investments in and advances to unconsolidated affiliates, net of payments received	(7,353)	(3,646)
Proceeds from (payments made for) sale of investment in unconsolidated affiliates	2,335	(577)
Other	138	(3,002)
Net cash used in investing activities	(240,175)	(132,233)

Financing activities:
Proceeds from issuance of debt	2,060,755	2,441,017
Payment of debt issuance costs	(2,607)	(9,728)
Repayment of debt	(2,444,600)	(1,995,472)
Principal payments on capital lease obligations	(3,812)	(5,407)
Issuance of common stock	525,000	3,116
Payment of common stock issuance costs	(35,439)	—
Exercise of stock options	12,539	350
Repurchase of common stock	(6,434)	(13,363)
Repurchase of stock options	(50,649)	—
Excess income tax benefits on stock option exercises and repurchases	16,204	465
Dividends paid to common shareholders	—	(567,851)
Net cash provided by (used in) financing activities	70,957	(146,873)
Effect of foreign currency exchange rate changes on cash	(17,737)	(5,166)
Increase in cash and cash equivalents	210,415	51,429
Cash and cash equivalents at beginning of period	567,728	516,299
Cash and cash equivalents at end of period	$778,143	$567,728

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED SEGMENT OPERATIONS (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Service revenues
Product Development	$775,009	$702,995	$2,919,730	$2,728,695
Integrated Healthcare Services	228,931	242,766	888,610	963,603
Total service revenues	1,003,940	945,761	3,808,340	3,692,298

Costs of revenue, service costs
Product Development	455,804	431,001	1,752,800	1,683,340
Integrated Healthcare Services	186,153	197,475	718,626	776,027
Total costs of revenue, service costs	641,957	628,476	2,471,426	2,459,367

Selling, general and administrative expenses
Product Development	166,322	146,540	604,663	567,500
Integrated Healthcare Services	31,068	31,712	127,860	127,067
General corporate and unallocated expenses	35,407	37,384	127,987	123,188
Total selling, general and administrative expenses	232,797	215,636	860,510	817,755

Income from operations
Product Development	152,883	125,454	562,267	477,855
Integrated Healthcare Services	11,710	13,579	42,124	60,509
General corporate and unallocated expenses	(35,407)	(37,384)	(127,987)	(123,188)
Restructuring costs	(2,174)	(7,222)	(14,071)	(18,741)
Total income from operations	$127,012	$94,427	$462,333	$396,435

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP MEASURES (in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA
Net income, as reported	$72,934	$34,836	$226,027	$176,631
Interest expense, net	25,245	36,911	119,571	131,304
Income tax expense	27,558	20,013	95,965	93,364
Depreciation and amortization	30,554	25,571	107,504	98,288
Restructuring costs	2,174	7,222	14,071	18,741
Incremental share-based compensation expense (1)	—	9,178	—	13,637
Bonus paid to certain holders of stock options	—	2,396	—	11,308
Management fees (2)	—	1,335	27,694	5,309
Loss on extinguishment of debt	3,288	1,275	19,831	1,275
Other (income) expense, net	(1,563)	1,156	(185)	(3,572)
Equity in (earnings) losses from unconsolidated affiliates	(450)	236	1,124	(2,567)
Adjusted EBITDA	$159,740	$140,129	$611,602	$543,718

Adjusted Income from Operations
Income from operations, as reported	$127,012	$94,427	$462,333	$396,435
Restructuring costs	2,174	7,222	14,071	18,741
Incremental share-based compensation expense (1)	—	9,178	—	13,637
Bonus paid to certain holders of stock options	—	2,396	—	11,308
Management fees (2)	—	1,335	27,694	5,309
Adjusted income from operations	$129,186	$114,558	$504,098	$445,430

Adjusted Net Income
Net income, as reported	$72,934	$34,836	$226,027	$176,631
Net loss attributable to noncontrolling interests	62	138	564	915
Restructuring costs	2,174	7,222	14,071	18,741
Incremental share-based compensation expense (1)	—	9,178	—	13,637
Bonus paid to certain holders of stock options	—	2,396	—	11,308
Management fees (2)	—	1,335	27,694	5,309
Loss on extinguishment of debt	3,288	1,275	19,831	1,275
Tax effect of adjustments (3)	(2,001)	(8,060)	(22,304)	(18,885)
Other income tax adjustments (4)	—	—	3,057	—
Adjusted net income	$76,457	$48,320	$268,940	$208,931

Diluted weighted average common shares outstanding	132,861	118,150	127,862	117,796
Diluted adjusted earnings per share	$0.58	$0.41	$2.10	$1.77

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)

(unaudited)

(1) Incremental expense incurred for repricings of share-based awards. The amount represents only the incremental amount of share-based compensation expense incurred in the quarter that the repricing occurred.

(2) Management fees were previously paid to affiliates of certain of the Company’s shareholders pursuant to a management agreement. The year ended December 31, 2013 includes a $25.0 million fee paid in connection with the termination of the management agreement.

(3) The tax effect of adjustments was based on the respective transactions income tax rate, which was 38.5%, with the exception of restructuring costs which were tax effected at 28.2% for the full-year 2013 and 32.3% during the current quarter compared with 36.0% in the 2012 periods.

(4) Other income tax adjustments remove the impact of certain discrete adjustments on the Company’s income tax expense. The Company’s effective income tax rate in the 2013 periods was impacted by the Company’s change in assertion regarding the undistributed earnings of most of the Company’s foreign subsidiaries, which are now considered to be indefinitely reinvested outside of the United States. As a result of the assertion change, in the second quarter of 2013, we recorded an $8.1 million discrete income tax benefit to reverse the deferred income tax liability previously recorded on undistributed foreign earnings. In addition, in the second quarter of 2013, the Company settled certain intercompany notes that had previously been considered long term investments, which resulted in an $11.2 million discrete income tax expense.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued) (in millions, except per share data) (unaudited)

Reconciliation of GAAP to Non-GAAP Full-Year 2014 Guidance

Adjusted Net Income and Diluted Adjusted Earnings Per Share
	Adjusted Net Income			Diluted Adjusted Earnings Per Share
	Low		High	Low		High
Net income and diluted earnings per share	$302	–	$321	$2.26	–	$2.40
Restructuring costs	14	–	12	0.10	–	0.09
Tax effect of adjustments	(4)	–	(4)	(0.03)	–	(0.03)
Adjusted net income and diluted adjusted earnings per share	$312	–	$329	$2.33	–	$2.46

Restructuring costs are tax effected at approximately 30.0%.

CONTACT:
Quintiles Transnational Holdings Inc.
Phil Bridges, Media Relations, 919-998-1653 (office) or 919-457-6347 (mobile)
phil.bridges@quintiles.com
or
Karl Deonanan, Investor Relations, 919-998-2789
InvestorRelations@quintiles.com